                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                        Cash America International, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

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   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

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   (2)  Form, Schedule or Registration Statement No.:

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   (4)  Date Filed:

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

                        CASH AMERICA INTERNATIONAL, INC.
                              1600 WEST 7TH STREET
                            FORT WORTH, TEXAS 76102

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 24, 2002

To Our Shareholders:

     The Annual Meeting of Shareholders of Cash America International, Inc. (the "Company") will be held at the Fort Worth Club, 11th Floor, Fort Worth Club Building, 306 West 7th Street, Fort Worth, Texas on Wednesday, April 24, 2002 at 9:00 a.m., Fort Worth Time, for the following purposes:

          (1) To elect nine (9) persons to serve as directors of the Company to hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified;

          (2) To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the year 2002; and

          (3) To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only holders of record of the Common Stock of the Company at the close of business on March 6, 2002 are entitled to notice of and to vote at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding Common Stock entitled to vote at the meeting is required for a quorum to transact business. The stock transfer books will not be closed.

     Management sincerely desires your presence at the meeting. However, so that we may be sure that your shares are represented and voted in accordance with your wishes, please sign and date the enclosed proxy and return it promptly in the enclosed stamped envelope. If you attend the meeting, you may revoke your proxy and vote in person.

                                            By Order of the Board of Directors,

                                                      Hugh A. Simpson
                                                         Secretary

Fort Worth, Texas
March 27, 2002

                        CASH AMERICA INTERNATIONAL, INC.
                              1600 WEST 7TH STREET
                            FORT WORTH, TEXAS 76102
                         (PRINCIPAL EXECUTIVE OFFICES)

                                PROXY STATEMENT

                                      FOR

                         ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 24, 2002

                            SOLICITATION OF PROXIES

     The proxy statement and accompanying proxy are furnished in connection with the solicitation by the Board of Directors of Cash America International, Inc., a Texas corporation (the "Company"), of proxies to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Fort Worth Club located on the 11th Floor of the Fort Worth Club Building, 306 West 7th Street, Fort Worth, Texas on Wednesday, April 24, 2002 at 9:00 a.m., Fort Worth Time and at any recess or adjournment thereof. The solicitation will be by mail, and this Proxy Statement and the accompanying form of proxy will be mailed to shareholders on or about March 27, 2002.

     The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy by giving written notice of revocation to the Secretary of the Company at its principal executive offices or by executing and delivering a later-dated proxy or by attending the Annual Meeting and voting in person. However, no such revocation shall be effective until such notice has been received by the Company at or before the Annual Meeting. Such revocation will not affect a vote on any matters taken prior to receipt of such revocation. Mere attendance at the Annual Meeting will not of itself revoke the proxy.

     The expense of such solicitation will be borne by the Company and will include reimbursement paid to brokerage firms and other custodians, nominees and fiduciaries for their expenses in forwarding solicitation material regarding the meeting to beneficial owners. The Company has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies from shareholders, and will pay such firm a fee for its services of approximately $5,000.00. Further solicitation of proxies may be made by telephone or other electronic communication following the original solicitation by directors, officers and regular employees of the Company or by its transfer agent who will not be additionally compensated therefor, but will be reimbursed by the Company for out-of-pocket expenses.

     A copy of the Annual Report to Shareholders of the Company for its fiscal year ended December 31, 2001 is being mailed with this Proxy Statement to all shareholders entitled to vote, but it does not form any part of the information for solicitation of proxies.

                     VOTING SECURITIES OUTSTANDING; QUORUM

     The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting was the close of business on March 6, 2002 (the "Record Date"). At the close of business on March 6, 2002, there were 24,557,234 shares of Common Stock, par value $.10 per share, issued and outstanding, each of which is entitled to one vote on all matters properly brought before the meeting. There are no cumulative voting rights. The presence in person or by proxy of the holders of a majority of the issued and outstanding shares of Common Stock on the Record Date is necessary to constitute a quorum at the Annual Meeting. Assuming the presence of a quorum, the affirmative vote of a majority of the shares of Common Stock present, or represented by proxy, and entitled to vote at the Annual Meeting is necessary for the election of directors and for ratification of the appointment of independent auditors. Shares voted for a proposal and shares represented by returned proxies that do not contain instructions to vote against a proposal or to abstain from voting will be counted as shares cast for the proposal. Shares will be counted as cast against the proposal if the shares are voted either against the proposal or to abstain from voting. Broker non-votes will not change the number of votes for or against the proposal and will not be treated as shares entitled to vote, but such shares will be counted for purposes of determining the presence of a quorum.

                         PURPOSES OF THE ANNUAL MEETING

     At the Annual Meeting, the shareholders of the Company will consider and vote on the following matters:

          (1) Election of nine (9) persons to serve as directors of the Company to hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified;

          (2) Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the year 2002; and

          (3) Such other business as may properly come before the meeting or any adjournments thereof.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors for the ensuing year will consist of nine
(9) members who are to be elected for a term expiring at the next annual meeting of shareholders or until their successors shall be elected and shall have qualified. The following slate of nine nominees has been chosen by the Board of Directors and the Board recommends that each be elected. Unless otherwise indicated in the enclosed form of Proxy, the persons named in such proxy intend to nominate and vote for the election of the following nominees for the office of director. Samuel W. Rizzo has chosen not to stand for re-election, and as a result is not a nominee. All of the nominees are presently serving as directors.

                                                                                     DIRECTOR
NAME AND AGE                  PRINCIPAL OCCUPATION DURING PAST FIVE YEARS             SINCE
------------                  -------------------------------------------            --------
Jack Daugherty        Mr. Daugherty has served as Chairman of the Board and Chief      1983
  (54)                Executive Officer of the Company from its inception until
                      February 2000, when he retired from the position of Chief
                      Executive Officer. Mr. Daugherty has owned and operated
                      pawnshops since 1971.
A. R. Dike            Mr. Dike has owned and served as Chairman of the Board and       1988
  (66)                Chief Executive Officer of The Dike Co., Inc. (a private
                      insurance agency) for over twenty years. He served as
                      Chairman of Willis Corroon Life, Inc. of Texas from 1991
                      through June 1999.
Daniel R. Feehan      Mr. Feehan assumed the position of Chief Executive Officer       1984
  (51)                and President of the Company in February 2000, and prior to that served as President and Chief Operating Officer since
                      January 1990.
James H. Graves       Mr. Graves has served as Managing Director and Partner of        1996
  (53)                Erwin, Graves & Associates, LP, a management consulting
                      firm, since January 2002. From November 2000 until January
                      2002 he served as Managing Director -- Investment Banking
                      for UBS Warburg, and prior to that he served as Chief
                      Operating Officer of J. C. Bradford & Co., a Nashville based securities firm, where he worked for more than five years.

                                                                                     DIRECTOR
NAME AND AGE                  PRINCIPAL OCCUPATION DURING PAST FIVE YEARS             SINCE
------------                  -------------------------------------------            --------
B. D. Hunter          Mr. Hunter has served since January 2000 as Vice Chairman of     1984
  (72)                the Board of Service Corporation International ("SCI"), a
                      publicly held company that owns and operates funeral homes and related businesses. For more than five years, Mr. Hunter has served as Chairman of the Board of Huntco, Inc.
                      ("Huntco"), an intermediate steel processing company. He
                      served as Chief Executive Officer of Huntco until May 2000.
                      In February 2002, Huntco filed for protection under Chapter
                      11 of the U.S. Bankruptcy Code.
Timothy J. McKibben   Mr. McKibben has served as Chairman of the Board of Ancor        1996
  (53)                Holdings, a private investment firm, since 1993, and prior to that he served as Chairman of the Board and President of
                      Anago Incorporated, a medical products manufacturing company he co-founded in 1978.
Alfred M. Micallef    Mr. Micallef has served as President since 1974, and             1996
  (59)                currently as Chief Executive Officer, of JMK International,
                      Inc., a holding company of rubber and plastics manufacturing businesses.
Clifton H. Morris,    Mr. Morris has served as Executive Chairman of the Board of      1998
  Jr.                 AmeriCredit Corp., a national automobile consumer finance
  (66)                company, since July 1988. (Mr. Morris served as a director of the Company from 1984 to 1996.)
Carl P. Motheral      Mr. Motheral is Chairman of the Board of Motheral Printing       1983
  (75)                Company (a commercial printing company), where he has served in various executive capacities for over thirty-five years.

Each nominee for election as a director has consented to serve if elected. The Board of Directors does not contemplate that any of the above-named nominees for director will be unable to accept election as a director of the Company. Should any of them become unavailable for election as a director of the Company then the persons named in the enclosed form of proxy intend to vote such shares represented in such proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors.

     Certain nominees for director of the Company hold directorships in companies with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934. Mr. Feehan is a director of KBK Capital Corporation, AZZ incorporated, and Calloway's Nursery, Inc. Mr. Graves is a director of Hallmark Financial Services, Inc. Mr. Hunter is a director of Huntco and SCI. Mr. McKibben is a director of Calloway's Nursery, Inc. Mr. Morris is a director of AmeriCredit Corp. and SCI.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held four meetings during the fiscal year ended December 31, 2001. Standing committees of the Board include the Executive Committee, Audit Committee, Executive Compensation Committee, Nominating Committee, and Stock Option Committee. The Executive Committee did not meet during fiscal 2001.

     The Audit Committee's principal responsibilities are described under "Audit Committee Report" in this Proxy Statement. Its members are Messrs. Rizzo, McKibben and Morris. The Audit Committee held three meetings during fiscal 2001.

     The Executive Compensation Committee oversees and administers the Company's executive compensation program and administers the Company's 1994 Long-Term Incentive Plan. Its decisions relating to executive compensation are reviewed by the full Board of Directors. Its members are Messrs. Hunter, Dike, and Graves. The Committee held one meeting during fiscal 2001.

     The Nominating Committee serves to consider and recommend to the Board qualified candidates for inclusion on the slate of nominees for the Board of Directors. Its members are Messrs. Graves, McKibben and Micallef. The Committee was formed in 2002 and therefore did not meet in 2001.

     The Stock Option Committee has the general duty to administer the Company's 1987 Stock Option Plan (with Stock Appreciation Rights) and the 1989 Key Employee Plan. Its members are Messrs. Dike, McKibben, Micallef and Motheral. The Stock Option Committee held no meetings during fiscal 2001.

     All directors attended 75% or more of the total number of meetings of the Board and of committees on which they serve.

DIRECTORS' COMPENSATION

     Directors each receive a retainer of $2,500 per quarter. In addition, Board members receive $3,000 per Board meeting attended, Executive Committee members receive meeting fees for each Executive Committee meeting attended ($1,875 for the chair of the committee and $1,500 for other members), and all other committee members receive meeting fees for each committee meeting attended ($1,250 for the committee chairs and $1,000 for the other members).

     Effective October 25, 1989, options to purchase shares of the Company's common stock were granted under the 1989 Non-Employee Director Stock Option Plan (the "Non-Employee Director Plan") in the following amounts (after adjustment for stock splits in 1990 and 1992): 225,000 shares to each non-employee director serving on the Executive Committee of the Board of Directors (i.e., Messrs. Rizzo, Motheral and Morris), 150,000 shares to each other non-employee director with at least each two years of service on the Board of Directors as of the date of grant (i.e., Mr. Hunter) and 120,000 shares to each other non-employee director (i.e., Mr. Dike). The exercise price for all shares underlying such options is $6.33 (after adjustment for stock splits in 1990 and 1992). The options expire October 25, 2004. As a condition to participation in the Non-Employee Director Plan, each director named above in this paragraph entered into a Consultation Agreement with the Company dated as of April 25, 1990. Under these Agreements, the non-employee directors have agreed to serve the Company in an advisory and consultive capacity. They do not receive any additional compensation under these Agreements, however.

     The Company's 1994 Long-Term Incentive Plan also provides for the grant of stock options to non-employee directors. Under this Plan, non-employee directors receive options to purchase 5,000 shares of the Company's common stock upon joining the Board of Directors. Those directors continuing their service receive options for 2,500 shares at the time of each annual meeting of shareholders. In each case, the exercise price of the options is the closing price of the Company's common stock on the New York Stock Exchange on the day preceding the grant date. The options issued under this Plan vest one year after the grant date and expire upon the earlier of five (5) years after the director's retirement date or ten (10) years after the grant date.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The Company has only one outstanding class of equity securities, its Common Stock, par value $.10 per share.

     The following table sets forth certain information, as of the Record Date, with respect to each person or entity who is known to the Company to be the beneficial owner of more than five percent (5%) of the Company's Common Stock. The information below was derived solely from filings made by such owners with the Securities and Exchange Commission.

                                                               AMOUNT OF      PERCENT
                                                               BENEFICIAL       OF
NAME AND ADDRESS OF BENEFICIAL OWNER                           OWNERSHIP       CLASS
------------------------------------                          ------------    -------
Kern Capital Management, LLC................................  2,916,200(1)     11.8%
114 West 47th Street, Suite 1926
New York, New York 10036
Eagle Asset Management, Inc. ...............................  2,045,744(2)     8.27%
880 Carillon Parkway
St. Petersburg, Florida 33716
Dimensional Fund Advisors, Inc. ............................  1,846,590(3)     7.49%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401
David L. Babson & Co., Inc. ................................  1,772,605(4)     7.19%
One Memorial Drive
Cambridge, Massachusetts 02142

---------------

(1) Based upon information contained in a Schedule 13G, filed with the Company, which indicates that Kern Capital Management, LLC has sole voting power with regard to all 2,916,200 shares and the sole right to dispose of all 2,916,200 shares, except to the extent that such power may be deemed to be shared with Robert E. Kern, Jr. and David G. Kern, who are the controlling members of Kern Capital Management, LLC.

(2) Based upon information contained in a Schedule 13G, filed with the Company, which indicates that Eagle Asset Management, Inc. has sole voting power with regard to all 2,045,744 shares and the sole right to dispose of all 2,045,744 shares.

(3) Based upon information contained in a Schedule 13G, filed with the Company, which indicates that Dimensional Fund Advisors, Inc. has sole voting power with regard to all 1,846,590 shares and the sole right to dispose of all 1,846,590 shares.

(4) Based upon information contained in a Schedule 13G, filed with the Company, which indicates that David L. Babson & Co., Inc. has sole voting power with regard to all 1,772,605 shares and the sole right to dispose of all 1,772,605 shares.

     The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock, as of March 6, 2002 by its directors, nominees for election as directors, named executive officers, and all directors and executive officers as a group.

                                                                 AMOUNT AND NATURE OF      PERCENT
NAME                                                          BENEFICIAL OWNERSHIP(1)(2)   OF CLASS
----                                                          --------------------------   --------
Jack Daugherty..............................................            303,637              1.23%
A. R. Dike..................................................            146,000               .59%
Daniel R. Feehan............................................            703,341              2.81%
James H. Graves.............................................             30,346               .12%
B. D. Hunter................................................            175,000(3)            .71%
Timothy J. McKibben.........................................             17,900               *
Alfred M. Micallef..........................................             30,000               .12%
Clifton H. Morris, Jr. .....................................            239,500(4)            .97%
Carl P. Motheral............................................            454,065(5)           1.83%
Samuel W. Rizzo.............................................            304,958(6)           1.23%
James H. Kauffman...........................................            144,641               .59%
Thomas A. Bessant, Jr.......................................             53,798               .22%
Michael D. Gaston...........................................             31,765(7)            .13%
Jerry D. Finn...............................................             25,075               .10%
All Directors and Executive Officers as a group (17
  persons)..................................................          2,782,410(8)          10.56%

---------------

 *  Indicates ownership of less than .1% of the Company's Common Stock.

(1) Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, each of the persons named has sole voting and investment power with respect to the shares reported.

(2) Except for the percentages of certain parties that are based on options exercisable within sixty days of March 6, 2002, as indicated below, the percentages indicated are based on 24,557,234 shares of Common Stock issued and outstanding on March 6, 2002. In the case of parties holding options, the percentage ownership is calculated on the assumption that the shares presently purchasable or purchasable within the next sixty days underlying such options are outstanding. The shares subject to options that are exercisable within sixty days of March 6, 2002 are as follows: Mr.
    Daugherty -- 159,172 shares; Mr. Dike -- 130,000 shares; Mr.
    Feehan -- 464,793 shares; Mr. Hunter -- 160,000 shares; Messrs. Graves and McKibben -- 15,000 shares each; Mr. Micallef -- 10,000 shares; Mr.
    Morris -- 237,500 shares; Messrs. Motheral and Rizzo -- 235,000 shares each; Mr. Kauffman -- 37,500 shares; Mr. Bessant -- 10,600 shares; Mr.
    Gaston -- 20,453 shares; and Mr. Finn -- 24,925 shares.

(3) This amount includes 15,000 shares held by a corporation that Mr. Hunter indirectly controls. Mr. Hunter disclaims beneficial ownership of such shares.

(4) This amount includes 2,000 shares owned by Mr. Morris' wife.

(5) This amount includes 206,250 shares held by a limited partnership that Mr. Motheral indirectly controls. Mr. Motheral disclaims beneficial ownership of such shares.

(6) This amount includes 10,500 shares owned by trusts of which Mr. Rizzo is trustee and 4,000 shares owned by Mr. Rizzo's wife.

(7) This amount includes 2,000 shares owned by Mr. Gaston's wife.

(8) This amount includes 1,793,543 shares that directors and executive officers have the right to acquire within the next sixty days through the exercise of stock options.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     The Company's executive officers and directors are required to file under
Section 16(a) of the Securities Exchange Act of 1934 reports of ownership and changes of ownership with the Securities and Exchange Commission. Based solely upon its review of the copies of such reports received by it, and written representations from individual directors and executive officers, the Company believes that during the fiscal year ended December 31, 2001 all filing requirements applicable to executive officers and directors have been complied with, except that William R. Horne, Executive Vice President -- Information Technology, filed a late Form 4.

                             EXECUTIVE COMPENSATION

     The following sets forth information for each of the Company's last three fiscal years concerning the compensation of the Company's Chief Executive Officer and each of the other four most highly compensated executive officers who were serving as executive officers at the end of the last fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                     LONG TERM
                                                                   COMPENSATION -
                                            ANNUAL COMPENSATION        AWARDS
                                            --------------------   --------------
                                                                     SECURITIES
                                                                     UNDERLYING
                                                                      OPTIONS/          ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR   SALARY($)   BONUS($)      SARS(#)       COMPENSATION($)(1)
---------------------------          ----   ---------   --------   --------------   ------------------
Daniel R. Feehan,..................  2001    423,469    112,468            --             38,101
Chief Executive Officer and          2000    383,438     59,058       150,000             35,637
President(2)                         1999    385,826         --            --             36,022
James H. Kauffman,.................  2001    278,415     55,871            --              8,797
EVP -- Foreign Operations;           2000    263,415     54,228        50,000              8,103
CEO -- Rent-A-Tire, Inc.             1999    262,422     21,770            --              8,630
Thomas A. Bessant, Jr.,............  2001    203,942     43,356            --              6,052
Executive Vice President --          2000    178,500     21,994        50,000              5,118
Chief Financial Officer              1999    177,827         --            --              5,115
Michael D. Gaston,.................  2001    196,290     41,670            --              6,449
Executive Vice President --          2000    187,008     29,362        50,000              5,762
Business Development                 1999    185,625         --            --              6,063
Jerry D. Finn,.....................  2001    193,308     41,045            --              6,064
Executive Vice President --          2000    182,000      7,213        50,000              5,289
Domestic Pawn Operations             1999    180,654         --            --              5,517

---------------

(1) The amounts disclosed in this column for 2001 include:

     (a) Company contributions of the following amounts under the Company's 401(k) Savings Plan on behalf of Mr. Feehan: $12,108; Mr. Kauffman:
         $7,692; Mr. Bessant: $5,873; Mr. Gaston: $5,700; and Mr. Finn: $5,348.

     (b) Payment by the Company of premiums for term life insurance on behalf of Mr. Feehan: $993; Mr. Kauffman: $1,105; Mr. Bessant: $179; Mr. Gaston:
         $749; and Mr. Finn: $716.

     (c) Annual premium payments under split-dollar life insurance policies on Mr. Feehan ($25,000).

(2) Mr. Feehan served as Chairman and Co-Chief Executive Officer of Mr. Payroll Corporation from February 1998 to February 1999 before returning to the position of President and Chief Operating Officer of the Company. He assumed the position of Chief Executive Officer and President effective February 1, 2000.

     The following table provides information concerning option exercises in fiscal 2001 and the value of unexercised options held by each of the named executive officers at the end of the Company's last fiscal year.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                       NUMBER OF
                                                                      SECURITIES         VALUE OF
                                                                      UNDERLYING        UNEXERCISED
                                                                      UNEXERCISED      IN-THE-MONEY
                                                                    OPTIONS/SARS AT   OPTIONS/SARS AT
                                                                      FY-END (#)       FY-END ($)(1)
                                                                    ---------------   ---------------
                                   SHARES ACQUIRED      VALUE        EXERCISABLE/      EXERCISABLE/
NAME                               ON EXERCISE (#)   REALIZED ($)    UNEXERCISABLE     UNEXERCISABLE
----                               ---------------   ------------   ---------------   ---------------
Daniel R. Feehan.................          --                --     464,793/216,143     495,720/-0-
James H. Kauffman................       6,250               -0-      37,500/87,500        -0-/-0-
Thomas A. Bessant, Jr. ..........          --                --      10,600/63,629       6,813/-0-
Michael D. Gaston................          --                --      20,453/70,453        -0-/-0-
Jerry D. Finn....................          --                --      24,925/63,125      13,625/-0-

---------------

(1) Values stated are based upon the closing price of $8.50 per share of the Company's Common Stock on the New York Stock Exchange on December 31, 2001, the last trading day of the fiscal year.

COMPENSATION COMMITTEE REPORT

  OVERALL EXECUTIVE COMPENSATION POLICIES

     The basic philosophy of the Company's executive compensation program is to link the compensation of its executive officers to their contribution toward the enhancement of shareholder value. Consistent with that philosophy, the program is designed to meet the following policy objectives:

     - Attracting and retaining qualified executives critical to the long-term success of the Company.

     - Tying executive compensation to the Company's general performance and specific attainment of long-term strategic goals.

     - Rewarding executives for contributions to strategic management designed to enhance long-term shareholder value.

     - Providing incentives that align the executives' interests with those of the Company's shareholders.

  ELEMENTS OF EXECUTIVE COMPENSATION

     The Company's executive compensation program consists of the following elements designed to meet the policy objectives set out above:

     Base Salary

     The Committee sets the annual salary of the Company's Chief Executive Officer and reviews the annual salaries of the Company's other executive officers. In setting appropriate annual salaries, the Committee takes into consideration the minimum salaries set forth in certain executives' employment contracts (described elsewhere in this Proxy Statement), the level and scope of responsibility, experience, and performance of the executive, the internal fairness and equity of the Company's overall compensation structure, and the relative compensation of executives in similar positions in the marketplace. The Committee relies on information supplied by an outside compensation consulting firm pertaining to competitive compensation. The Company's executive compensation program is designed to position base salary at the 50th percentile of the competitive market and total cash compensation, including annual performance incentives, at the 75th percentile of the competitive market. The Committee believes that very few of the companies in the peer groups described below under "Performance Graph" are included in the surveys used for compensation comparisons. Those surveys represent a much broader collection of U.S. companies.

     Annual Incentive Compensation

     The Company's executive compensation program consists of both short-term and long-term incentive components.

     a. Short-Term Component

     Under this component, the Company's executive officers are eligible to receive annual incentive cash bonuses depending on the extent to which the Company's operating performance for the year exceeds that of the previous year. In the event the Company's operating performance hits a specified target under the financial plan, then the officers' bonuses are equal to certain percentages of their annual base salaries. The bonus percentage varies depending upon the officer's position with the Company.

     b. Long-Term Component

     Under this component, the Company's executive officers are eligible to receive long-term incentive grants in the form of restricted stock and/or stock options, with the number of shares of stock and/or options to equal certain percentages of the officers' annual base salaries. The applicable percentage varies depending upon the officer's position with the Company. The allocation between restricted stock and stock options is determined by the Committee at its discretion. The Company's 1994 Long-Term Incentive Plan (the "1994 Plan") allows for these forms of stock-based long-term incentive compensation awards. This long-term incentive component is designed to further the objective of fostering and promoting improvement in long-term financial results and increases in shareholder value. The Company has granted options to its executive officers in recent years at an exercise price equal to the closing price of the Company's common stock on the New York Stock Exchange on the day preceding the date of grant. This arrangement rewards effective management that results in long-term increases in the Company's stock price. No options were granted in 2001. However, options granted to certain of the Company's executive officers in 2000 vest five years after the date of grant. However, vesting accelerates if the Company's stock price hits certain target levels: the options vest 50% if the stock price equals or exceeds 150% of the exercise price for twenty consecutive calendar days, and the options vest 100% if the stock price equals or exceeds 200% of the exercise price for twenty consecutive calendar days. This option grant provided that these executive officers would be eligible to receive a comparable grant of options three years after the grant date or upon 100% vesting of the options, whichever comes first. With the 2000 grant, the Company further strengthened the link between its senior management's interests and those of the Company's shareholders.

     Deductibility Cap on Executive Compensation

     A federal tax law enacted in 1994 disallows corporate deductibility for certain compensation paid in excess of $1,000,000 to the Chief Executive Officer and the four other most highly paid executive officers. "Performance-based compensation," as defined in the tax law, is not subject to the deductibility limitation, provided certain shareholder approval and other requirements are met. Although the cash compensation paid to the Company's Chief Executive Officer and the four other most highly paid executive officers is well below the $1,000,000 level in each case, the Committee determined that the Company should seek to ensure that future stock option and performance award compensation under the 1994 Plan qualifies as "performance-based compensation." Accordingly, the 1994 Plan is intended to meet the requirements of this tax law and thereby preserve full deductibility of both stock option and stock-based performance award compensation expense.

  CEO'S COMPENSATION FOR FISCAL 2001

     The fiscal 2001 salary of Mr. Daniel R. Feehan, Chief Executive Officer of the Company, was based primarily on his rights under his employment agreement with the Company. Under that agreement,

Mr. Feehan's minimum base salary was $433,000. The Committee believes that the total cash compensation paid to Mr. Feehan was appropriate in light of the Company's accomplishments in 2001, most notably the improvement in the performance of the Company's core lending operations during the year.

     These 2001 accomplishments also support the Committee's belief that the fiscal 2001 cash compensation of the Company's other executive officers was set at appropriate levels.

                        EXECUTIVE COMPENSATION COMMITTEE

                             B. D. Hunter, Chairman
                                   A. R. Dike
                                James H. Graves

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding report and the Performance Graph on Page 11 shall not be incorporated by reference into any such filings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the Executive Compensation Committee of the Company's Board of Directors is an officer, former officer, or employee of the Company or any subsidiary of the Company.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     As a condition to receiving grants of options under the 1989 Key Employee Stock Option Plan for Cash America International, Inc., Messrs. Daugherty and Feehan entered into employment agreements with the Company dated April 25, 1990. Effective August 1, 1997, Messrs. Daugherty and Feehan entered into amended and restated employment agreements with the Company. In conjunction with his retirement from the position of Chief Executive Officer of the Company, Mr. Daugherty entered into an amended and restated employment agreement with the Company effective February 1, 2000. Mr. Feehan's employment agreement was amended effective April 29, 2001.

     The initial term of Mr. Feehan's agreement expires April 30, 2006. Under his agreement, compensation is determined annually by the Company's Board of Directors, subject to minimum annual compensation of $433,000. Included in the agreement is Mr. Feehan's covenant not to compete with the Company during the term of his employment and for a period of three years thereafter. The employment agreement also provides that if he is terminated by the Company other than for cause, the Company will pay to Mr. Feehan the remainder of his current year's salary plus an amount equal to his salary, at the then current rate, for a period equal to the greater of three years or the remainder of the term of the agreement, with that amount payable in thirty-six equal monthly installments. In the event he resigns or is terminated other than for cause within twelve months after a "change in control" of the Company (as that term is defined in the employment agreement), he will be entitled to earned and vested bonuses at the date of termination plus the remainder of his current year's salary (undiscounted) plus the present value (employing an interest rate of 8%) of five additional years' salary (for which purpose "salary" includes the annual rate of compensation immediately prior to the "change in control" plus the average annual cash bonus for the immediately preceding three year period).

     The term of Mr. Daugherty's agreement expires January 31, 2005, with no provision for renewal or extension. His annual compensation under the agreement is $200,000. Included in the agreement is Mr. Daugherty's covenant not to compete with the Company during the term of his employment and for a period of three years thereafter. The agreement also provides that if Mr. Daugherty is terminated by the Company other than for cause, the Company will pay him the remainder of his current year's salary plus an amount equal to his salary, at the then current rate, for a period equal to the greater of three years or the remainder of the term of the agreement, with that amount payable in thirty-six equal monthly installments. However, the agreement does not provide for any separation payment following a "change in control."

PERFORMANCE GRAPH

     The following Performance Graph shows the changes over the past five year period in the value of $100 invested in: (1) the Company's Common Stock, (2) the Standard & Poor's 500 Index, and (3) the common stock of a peer group of companies whose returns are weighted according to their respective market capitalizations. The values of each investment as of the beginning of each year are based on share price appreciation and the reinvestment of dividends. The peer group consists of the other companies in the pawnbroking industry with publicly traded common stock.

                            TOTAL RETURN PERFORMANCE

                              [PERFORMANCE GRAPH]

                                                                   Period Ending
                                   -----------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
                                     12/31/96     12/31/97     12/31/98     12/31/99     12/31/00     12/31/01
----------------------------------------------------------------------------------------------------------------
 Cash America International, Inc.     100.00       152.96       180.21       116.23        52.51       102.70
 S&P 500                              100.00       133.37       171.44       207.52       188.62       166.22
 Peer Group                           100.00       169.47       172.93        93.20        29.08        62.05

TRANSACTIONS WITH MANAGEMENT

     In December 1999, the Company sold the assets of three of its pawnshop units, along with certain real estate, to Ace Pawn, Inc. ("Ace"), a corporation controlled by the Company's then Chairman of the Board and Chief Executive Officer Jack R. Daugherty. The sales price of $4,520,000 for these assets was determined by the independent appraisal of a nationally recognized consulting firm, which was engaged at the direction of the Executive Compensation Committee of the Board of Directors. The Company financed Ace's purchase of the assets, receiving promissory notes secured by a security interest in all of Ace's assets. Mr. Daugherty also provided his personal guaranty of all of Ace's indebtedness under the notes. The notes bear interest at the rate of 10% per annum and require quarterly payments of principal and interest, with a final balloon payment in December 2002. During 2001, the highest unpaid balance of principal and accrued interest on these notes was $3,223,155, and the unpaid balance at February 28, 2002 was $3,162,665. The Company has a right of first refusal in the event of a proposed resale of these assets to a third party. The Company had owned these assets for more than two years at the time of the sale to Ace. Simultaneously with the purchase of the three pawnshops, Ace entered into standard form Franchise Agreements with the Company to operate the pawnshops as franchised "Cash America" units. The Board of Directors of the Company reviewed the proposed transaction and, prior to the completion of the transaction, adopted the recommendation of the Executive Compensation Committee that the transaction be approved.

     The Board of Directors of the Company adopted an officer stock loan program in 1994 and modified the program in 1996 and again in 2001. The purpose of the program is (i) to facilitate and encourage the ownership of Company common stock by the officers of the Company and (ii) to establish the terms for stock loan transactions with officers. Participants in the program can utilize loan proceeds to acquire and hold common stock of the Company by means of option exercises or otherwise. The stock to be held as a result of the loan must be pledged to the Company to secure the obligation to repay the loan. Under the terms of the loan, interest accrues at the "applicable Federal rate" for loans of this type, as published by the Internal Revenue Service from time to time. Interest is payable annually and may be paid with additional loan proceeds. Each loan has a one year maturity and is renewable thereafter for successive one year terms, except that the Committee could notify the borrower during any renewal term that the loan would not renew again after the next succeeding renewal term. The obligation becomes nonrecourse to the borrower upon the occurrence of any one of the following events: (i) a "change in control" of the Company, (ii) the borrower's involuntary termination of employment without cause, (iii) the borrower's death or long term disability while employed by the Company, or (iv) the borrower's retirement at age 60 or older. The aggregate principal balance of all outstanding loans under the program may not exceed $10,000,000 at any time. As of February 28, 2002, Messrs. Feehan, Kauffman, and Bessant had stock loans outstanding under this program in the aggregate principal amounts of $2,560,530, $413,398, and $348,588, respectively. These were also the highest amounts by which these individuals were indebted under the program during 2001.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors of Cash America International, Inc. (the "Company") reviews the financial reporting process, the system of internal controls, the audit process and the process for monitoring compliance with laws and regulations. Each of the Audit Committee members satisfies the definition of independent director as established in the New York Stock Exchange Listing Standards. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which was attached to the proxy statement for the Company's 2001 annual meeting of shareholders. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed with the SEC," nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in such filing.

     The Audit Committee has reviewed the audited consolidated financial statements of the Company and discussed such statements with management. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company's independent accountants during the 2001 fiscal year, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit and Finance Committee, as amended).

     The Audit Committee received from PricewaterhouseCoopers LLP the written disclosures required by Independence Standards Board Standard No. 1 and discussed with them their independence. Based on the review and discussions noted above, the Audit Committee recommended to the Board that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and be filed with the U.S. Securities and Exchange Commission.

                                AUDIT COMMITTEE

                           Samuel W. Rizzo, Chairman
                             Clifton H. Morris, Jr.
                              Timothy J. McKibben

AUDIT AND NON-AUDIT FEES

     For the 2001 fiscal year, the Company's principal accountants, PricewaterhouseCoopers LLP, billed the Company for the categories of services set forth below. The Audit Committee considered the effect of the fees shown for "Financial Information Systems Design and Implementation" and "All Other" on the principal accountants' independence.

Audit and Related Fees:..................................   $290,219
Financial Information Systems Design and
  Implementation:........................................   $224,747
All Other:...............................................   $ 49,669

                            INDEPENDENT ACCOUNTANTS

     PricewaterhouseCoopers LLP of Fort Worth, Texas served as independent public accountants for the Company for fiscal 2001 and has reported on the Company's financial statements. Based on the recommendation of the Audit Committee, the Board of Directors of the Company has selected PricewaterhouseCoopers LLP to audit the accounts of the Company for the fiscal year ending December 31, 2002 and recommends to the shareholders that they ratify this selection for the ensuing fiscal year ending December 31, 2002. The affirmative vote of a majority of the outstanding shares of Common Stock present at the Annual Meeting in person or by proxy is necessary for the ratification of the appointment of PricewaterhouseCoopers LLP as independent public accountants.

     A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will be afforded an opportunity to make a statement and will be available to respond to appropriate questions at such meeting.

     While shareholder ratification is not required for the selection of PricewaterhouseCoopers LLP since the Board of Directors has the responsibility for the selection of the Company's independent public accountants, the selection is being submitted for ratification at the Annual Meeting with a view towards soliciting the shareholders' opinion thereon, which opinion will be taken into consideration in future deliberations.

     THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF
PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE 2002 FISCAL YEAR.

                                 OTHER BUSINESS

     Any proposal to be presented by a shareholder at the Company's 2003 Annual Meeting of Shareholders must be presented to the Company by no later than November 22, 2002.

     It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, shareholders are urged, regardless of the number of shares of stock owned, to date, sign and return the enclosed proxy in the enclosed reply envelope.

                                             By Order of the Board of Directors

                                                      Hugh A. Simpson
                                                         Secretary

March 27, 2002


                                                                                                         Please mark
                                                                                                        your votes as
                                                                                                         indicated in   [X]
                                                                                                         this example

                                                FOR    WITHHELD                                            FOR   AGAINST  ABSTAIN
1. Election of Directors, Nominees:                                2. Ratification of the appointment of   [  ]    [  ]     [  ]
   01 Jack R. Daugherty, 02 A.R. Dike,         [  ]      [  ]         PricewaterhouseCoopers LLP as
   03 Daniel R. Feehan, 04 James H. Graves,                           independent auditors for the year
   05 B.D. Hunter, 06 Timothy J. McKibben,                            2002.
   07 Alfred M. Micallef, 08 Clifton H.
   Morris, Jr., 09 Carl P. Motheral
                                                                   3. In their discretion the proxies are authorized to vote
For, except vote withheld from the following nominee(s):              upon such other matters as may come before the meeting
                                                                      or any adjournments thereof.

----------------------------------------------------------

                                                                                                                 Change
                                                                                                                   of      [  ]
                                                                                                                 Address

Signature                                            Signature                                            Date
         -------------------------------------------          -------------------------------------------     -----------------
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                            o FOLD AND DETACH HERE o

                        CASH AMERICA INTERNATIONAL, INC.

              Proxy Solicited on Behalf of the Board of Directors of
                 the Company for Annual Meeting April 24, 2002

The undersigned hereby constitutes and appoints Jack R. Daugherty, Daniel R. Feehan and Hugh A. Simpson, and each of them, my true and lawful attorneys and proxies, with power of substitution, to represent the undersigned and vote at the annual meeting of shareholders of Cash America International, Inc. (the "Company") to be held in Fort Worth, Texas on April 24, 2002, and at any adjournment thereof, all of the stock of the Company standing in my name as of the record date of March 6, 2002 on all matters coming before said meeting.

                                               (Change of Address)

                                    -------------------------------------------

                                    -------------------------------------------
                                    (If you have written in the above space, please mark the corresponding box on the reverse side of this card).

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                            o FOLD AND DETACH HERE o